Exhibit 10.6

OPTIMER PHARMACEUTICALS, INC.

AMENDED AND RESTATED SEVERANCE BENEFIT PLAN

Section 1.                                          INTRODUCTION.

The Optimer Pharmaceuticals, Inc. Amended and Restated Severance Benefit Plan (the “Plan”) was originally established effective May 5, 2010 amended and restated effective February 7, 2012 and is hereby further amended and restated in its entirety effective February 26, 2013 (the “Effective Date”).  The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Optimer Pharmaceuticals, Inc. (the “Company”) whose employment with the Company is terminated in a covered termination and who meet the eligibility criteria set forth in Section 2(a) below.  This document constitutes the written instrument under which the Plan is maintained and supersedes any prior plan or practice of the Company or any written agreement between the Company and any employee that provides for payments or benefits in the event of termination of employment or a change in control of the Company, including but not limited to the Optimer Pharmaceuticals, Inc. Severance Benefit Plan established effective October 2, 2008, except to the extent such written agreement expressly contemplates that such persons are eligible to receive benefits additional to or in lieu of those provided under the Plan.  This Plan document also is the Summary Plan Description for the Plan.

Section 2.                                          ELIGIBILITY FOR BENEFITS.

(a)                                 General Rules.  Subject to the requirements set forth in this Section, the Company will grant severance benefits under the Plan to Eligible Employees.

(1)                                 Definition of “Eligible Employee.”  For purposes of this Plan, an Eligible Employee is a full-time or a part-time regular hire employee of the Company who is notified by the Company in writing that he or she is eligible for participation in the Plan and (i) whose employment is terminated in a Covered Termination (as defined further in Section 2(c) below); or (ii) who is selected by the Plan Administrator in its sole discretion to receive the benefits set forth herein.  The determination of whether an employee is an Eligible Employee shall be made by the Company, in its sole discretion, and such determination shall be binding and conclusive on all persons.  For purposes of this Plan, part-time employees are those regular hire employees who are regularly scheduled to work more than twenty (20) hours per week but less than a full-time work schedule.  Regular hire employees working twenty (20) hours per week or less and temporary employees are not eligible for severance benefits under the Plan.

(2)                                 In order to be eligible to receive any benefits under the Plan, an Eligible Employee who is terminated in a Covered Termination must remain on the job until his or her date of termination as scheduled by the Company, which may not exceed thirty (30) days from the date of any notification of termination.

(3)                                 In order to be eligible to receive any benefits under the Plan, an Eligible Employee also must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, and such release must become effective in accordance with its terms.  The Company, in its discretion, shall determine and may modify the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

(b)                                 Exceptions to Benefit Entitlement.  An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Company in its sole discretion:

(1)                                 The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 3(c) below does not entirely eliminate benefits under this Plan.

(2)                                 The employee voluntarily terminates employment with the Company for any reason not constituting a Constructive Termination.  Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(3)                                 The employee is offered an identical or substantially equivalent or comparable position with the Company or an affiliate of the Company.  For purposes of the foregoing, a “substantially equivalent or comparable position” is one that offers the employee substantially the same level of responsibility and compensation and, for employees who are not field-based employees, does not require a relocation of the employee’s place of employment that would materially adversely affect the employee’s commute (including, without limitation, a one-way increase in the distance of the employee’s commute of 15 miles or a one-way increase in the time of the employee’s commute of more than 30 minutes).

(4)                                 The employee is offered immediate reemployment by a successor to the Company or an affiliate of the Company or by a purchaser of its assets, as the case may be, following a change in ownership of the Company or a sale of substantially all of the assets of a division or business unit of the Company.  For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or an affiliate of the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay as a result of the change in ownership of the Company or the sale of its assets.

(5)                                 The employee is rehired by the Company or an affiliate of the Company prior to the date benefits under the Plan are scheduled to commence.

(6)                                 The employee does not confirm in writing that he or she is and shall remain subject to the Company’s Employee Proprietary Information Agreement, including the failure to sign a termination statement under such Agreement;

(7)                                 Following notification of involuntary termination by the Company, the employee does not satisfactorily perform his or her assigned job duties until the date set by the Company for the termination of employment;

(8)                                 The employee terminates employment due to the employee’s death or Disability.

(c)                                  Definitions:  For purposes of this Plan, the following terms shall have the meanings set forth below:

(1)                                 “Base Salary”“ means the Eligible Employee’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the Eligible Employee’s termination date.  For any Eligible Employees that are regular part-time employees, “Base Salary” shall mean the pro-rata equivalent of the Eligible Employee’s base pay which reflects the part-time status of the Eligible Employee.

(2)                                 “Board” means the Company’s Board of Directors.

(3)                                 “Bonus” means with respect to an Eligible Employee:

(i)                                    if, on or prior to the date of the Covered Termination, the Company shall have approved under the Company’s Incentive Compensation Plan or any succeeding incentive plan adopted by the Company a target bonus amount applicable to such Eligible Employee and related Company and/or individual performance goals (collectively,  the “Cash Bonus Plan”) applicable for the year in which such Covered Termination occurs, the full year cash bonus payable to such Eligible Employee under such Cash Bonus Plan as if 100% of all such performance goals were attained for such year;

(ii)                                if, on or prior to the date of the Covered Termination, the Company shall not have approved a Cash Bonus Plan applicable to such Eligible Employee for the year in which such Covered Termination occurs, but a Cash Bonus Plan applicable to such Eligible Employee existed for the year immediately preceding the year in which such Covered Termination occurs, the full year cash bonus payable to such Eligible Employee under the Cash Bonus Plan in effect for such immediately preceding year as if 100% of all applicable performance goals were attained; or

(iii)                            if, on or prior to the date of the Covered Termination, the Company shall not have approved a Cash Bonus Plan applicable to such Eligible Employee for either the year in which such Covered Termination occurs or the immediately preceding year, the largest maximum full year cash bonus payable to any other Company officer with an employment title equivalent to or below the employment title of such Eligible Employee as of the date of the Covered Termination, under either a Cash Bonus Plan in effect for the year of such Covered Termination or the immediately preceding the year as if 100% of all applicable performance goals were attained.

(4)                                 “Cause” for termination of employment means a termination resulting from the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company:

(i)                                    the employee’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company;

(ii)                                the employee’s intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company;

(iii)                            the employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets;

(iv)                             an employee’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of his or her superiors;

(v)                                 an employee’s habitual neglect of the duties of employment;

(vi)                             an employee’s indictment, charge, or conviction of a felony or any crime involving moral turpitude, or participation in any act of theft or dishonesty; or

(vii)                         the employee’s gross misconduct.

(5)                                 “Change of Control” means any of the following events:

(i)                                    a sale, lease or disposition of all or substantially all of the assets of the Company; or;

(ii)                                a merger or consolidation (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Corporation immediately prior to such event do not retain more than fifty percent (50%) of the voting power of and interest in the successor entity (excluding any transactions if the primary purpose of the transaction is to obtain financing from new or existing investors).

The Board shall have the right to determine whether a Change of Control has occurred in accordance with the foregoing definition, and its determination shall be final, binding and conclusive on all persons.

(6)                                 “Constructive Termination” means the occurrence of one or more of the following events, provided that the Eligible Employee has first provided written notice to the Company within 90 days of the first such occurrence of such condition specifying the event(s) constituting Constructive Termination and specifying that the Eligible Employee intends to terminate employment not earlier than 30 days after providing such notice, and the Company (or surviving corporation) has not cured such event(s) within 30 days (or such longer period as may be specified by the Eligible Employee in such notice) after such written notice is received by the Company (the “Cure Period”), and the Eligible Employee resigns within 30 days following the end of the Cure Period:

(i)                                    a material diminution in the Eligible Employee’s authority, duties or responsibilities; or

(ii)                                any relocation by the Company of the principle place for the rendering of the Eligible Employee’s services that materially adversely affects the Eligible Employee’s commute (including, without limitation, a one-way increase in the distance of the Eligible Employee’s commute of 15 miles or a one-way increase in the time of the Eligible Employee’s commute of more than 30 minutes); or

(iii)                            a material reduction by the Company of annual base compensation, which reduction is not applicable to all of the Company’s senior executive employees.

However, none of the foregoing will constitute a Constructive Termination to the extent mutually agreed upon in advance of the occurrence thereof by the Eligible Employee.

(7)                                 “Covered Termination” means (i) an involuntary termination of an employee’s employment by the Company other than for Cause or (ii) a Constructive Termination by an Eligible Employee who is the Chief Executive Officer or another Company officer.  A Covered Termination does not include a termination of employment resulting from such Eligible Employee’s resignation for any reason not constituting a Constructive Termination, or due to the Eligible Employee’s death or Disability.

(8)                                 “Disability” means the employee is prevented from performing his duties hereunder by reason of any physical or mental incapacity that results in the employee’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability.  If the Company has no long-term disability plan in place, “Disability” shall mean a physical or mental disability or infirmity of the employee, as determined by a physician of recognized standing selected by the Company, that prevents (or, in the opinion of such physician, is reasonably expected to prevent) the normal performance of his duties as an employee of the Company for any continuous period of 180 days, or for 180 days during any one 12-month period.

(9)                                 “Equity Award” means any stock option, restricted stock, restricted stock unit, or other equity award to acquire shares of the Company’s stock.  Notwithstanding the foregoing, for all purposes of the Plan “Equity Award” does not include any equity award issued under or held in any plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

(10)                          “Non-Performance Vesting Equity Award” means at any given time an Equity Award that is not a Performance Vesting Equity Award.

(11)                          “Performance Vesting Equity Award” means at any given time an Equity Award (a) listed on Appendix B hereto (as may be amended from time to time by the Company) for which the vesting commencement is subject to the attainment of performance goals that have not been attained at such time so that the vesting commencement date for such Equity Award has not yet occurred or (b) which vests solely based upon the attainment of performance goals that have not been attained and which has no time-based vesting component.

(12)                          “Year of Service” means each complete year of employment in which an Eligible Employee has been employed by the Company.  For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in case of a leap year) that, for the first year of employment, commences on the Eligible Employee’s date of hire and that, for any subsequent year, commences on an anniversary of that hire date.  A Year of Service shall include any leave of absence period that was approved by the Company.

Section 3.                                          AMOUNT OF BENEFIT.

(a)                                 Severance Benefits.  Subject to the exceptions set forth in Section 2(b), severance benefits under the Plan, if any, shall be provided to Eligible Employees described in Section 2(a) as described on Appendix A attached hereto.

(b)                                 Additional Benefits.  Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits in addition to those benefits set forth in Section 3(a) to Eligible Employees and the provision of any such benefits to an Eligible Employee shall in no way obligate the Company to provide such benefits to any other Eligible Employee or to any other employee, even if similarly situated.

(c)                                  Certain Reductions.

(1)                                 An Eligible Employee’s severance benefits that may be provided under the Plan shall be automatically reduced by any severance benefits provided under such Eligible Employee’s written employment or severance agreement with the Company, unless otherwise specifically provided under the terms of such agreement.

(2)                                 The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company or an affiliate of the Company that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, the California Plant Closing Act, or any other similar state law, or (ii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan; provided, however, that notwithstanding the foregoing and any other provision in the Plan to the contrary, such reductions shall in no event reduce the cash severance benefits provided under this Plan to less than two (2) weeks of Base Salary.  The Company’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(d)                                 Non-Duplication of Benefits.  No Eligible Employee is eligible to receive benefits under this Plan more than one time.

(e)                                  Termination of Benefits.  With respect to each Eligible Employee, benefits under this Plan shall terminate immediately if such Eligible Employee, at any time, violates any material proprietary information, non-disparagement, confidentiality or non-solicitation obligation to the Company.

(f)                                   Vesting Acceleration of Equity Awards.                  In order to give effect to any acceleration of vesting of Equity Awards to which an Eligible Employee may be entitled under this Plan, notwithstanding anything to the contrary set forth in the Eligible Employee’s Equity Award agreements or the Company’s equity plans regarding immediate forfeiture of unvested shares upon termination or service, following an Eligible Employee’s Covered Termination, the shares subject to any unvested portion of such Eligible Employee’s Equity Awards shall not be forfeited or returned to the applicable equity plan before any vesting acceleration of such Equity Awards provided by this Plan is finally determined and given effect, if applicable; provided, however, that nothing in this Section 3(f) prohibits the Company or a successor organization (or its parent) from causing such Equity Awards to earlier terminate pursuant to the terms of the applicable equity plan or award agreements in connection with a Change of Control, merger, acquisition or other similar corporate transaction where such Equity Awards will terminate and not be assumed by the successor or acquiring entity.

Section 4.                                          SECTION 409A COMPLIANCE.

(a)                                 Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with an Eligible Employee’s termination of employment unless and until the Eligible Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Employee without causing the Eligible Employee to incur the additional 20% tax under Section 409A.

(b)                                 It is intended that each installment of the Severance Benefits payments provided for in this Plan is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and the Eligible Employee is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Eligible Employee’s Separation From Service, or (ii) the date of the Eligible Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to the Eligible Employee, or his estate, a lump sum amount equal to the sum of the Severance Benefit payments that the Eligible Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Plan.

(c)                                  The severance benefits provided under the Plan are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

(d)                                 Notwithstanding anything to the contrary set forth herein, the Eligible Employee shall receive the Severance Benefits described above, if and only if the Eligible Employee duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five days following Separation From Service, a separation agreement containing the Company’s standard form of release of claims in favor of the Company (attached to this Agreement as Exhibits A, B and C) and other standard provisions, including without limitation, those relating to non-disparagement and confidentiality (the “Separation Agreement”), and permits the release of claims contained therein to become effective in accordance with its terms.  Notwithstanding any other payment schedule set forth in this Plan, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Separation Agreement.  Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Separation Agreement, the Company will pay the Eligible Employee the Severance Benefits the Eligible Employee would otherwise have received under the Plan on or prior to such date but for the delay in payment related to the effectiveness of the Separation Agreement, with the balance of the Severance Benefits being paid as originally scheduled.

Section 5.                                          PARACHUTE PAYMENTS

(a)                                 In the event that the payments provided herein and benefits otherwise payable to an Eligible Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Eligible Employee’s benefits hereunder shall be either:

(i)                                     provided to such Eligible Employee in full, or

(ii)                                  provided to such Eligible Employee as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Eligible Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax (the “Reduced Amount”).  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order:  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Eligible Employee’s stock awards.

(b)                                 Unless the Company and such Eligible Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the Company’s independent certified public accountants (the “Accountants”).  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority.  The Company and such Eligible Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

(c)                                  If, notwithstanding any reduction described in this Section 5, the IRS determines that such Eligible Employee is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then such Eligible Employee shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that such Eligible Employee challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.”  The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that such Eligible Employee’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized.  The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in such Eligible Employee’s net after-tax proceeds with respect to the payment of such benefits being maximized.  If the Excise Tax is not eliminated pursuant to this paragraph, such Eligible Employee shall pay the Excise Tax.

(d)                                 Notwithstanding any other provision of this Section 5, if (i) there is a reduction in the payment of benefits as described in this Section 5, (ii) the IRS later determines that such Eligible Employee is liable for the Excise Tax, the payment of which would result in the maximization of such Eligible Employee’s net after-tax proceeds (calculated as if such Eligible Employee’s benefits had not previously been reduced), and (iii) such Eligible Employee pays the Excise Tax, then the Company shall pay to such Eligible Employee those benefits which were reduced pursuant to this Section 5 contemporaneously or as soon as administratively possible after such Eligible Employee pays the Excise Tax so that such Eligible Employee’s net after-tax proceeds with respect to the payment of benefits is maximized.

(e)                                  If an Eligible Employee either (i) brings any action to enforce such Eligible Employee’s rights pursuant to this Section 5, or (ii) defends any legal challenge to such Eligible Employee’s rights hereunder, such Eligible Employee shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that in the event such action is commenced by such Eligible Employee, the court finds the claim was brought in good faith.

Section 6.                                          IMPACT ON OTHER EMPLOYEE BENEFITS

(a)                                 Continued Group Health Plan Benefits.  If the Eligible Employee was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company or an affiliate immediately prior to termination, the Eligible Employee may be eligible to continue coverage under such group health plan (or to convert to an individual policy), at the time of the Eligible Employee’s termination of employment, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The Company will notify the Eligible Employee of any such right to continue such coverage at the time of termination pursuant to COBRA.  No provision of this Plan will affect the continuation coverage rules under COBRA.

(b)                                 Other Employee Benefits.  All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) terminate as of the Eligible Employee’s termination date (except to the extent that a conversion privilege may be available thereunder).

Section 7.                                          COMPANY PROPERTY.

(a)                                 Return of Company Property.  Except as provided in Section 7(b) below, an Eligible Employee will not be entitled to any severance benefit under the Plan unless and until the Eligible Employee returns all Company Property.  For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Employee had in his or her possession at any time, including, but not limited to, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  As a condition to receiving benefits under the Plan, Eligible Employees must not make or retain copies, reproductions or summaries of any such Company property.

(b)                                 Retention of Certain Company Equipment.  Notwithstanding the provisions of Section 7(a), the Company and an Eligible Employee may agree to allow the Eligible Employee to retain certain Company equipment (e.g., laptops, printers, facsimile machines, copiers, etc.) (“Company Equipment”) for his or her personal use following the Eligible Employee’s termination of employment.  As a condition to retaining any Company Equipment, the Eligible Employee must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, and such release must become effective in accordance with its terms. The Eligible Employee acknowledges that the Eligible Employee will have imputed income related to the retention of any Company Equipment.  The Eligible Employee will follow all Company instructions as to the return and/or deletion of any Company information contained on the Company Equipment.

Section 8.                                          WITHHOLDING TAXES AND OFFSETS FOR INDEBTEDNESS.

All payments under the Plan will be subject to applicable withholding for federal, state and local taxes.  If an Eligible Employee is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness to the extent permitted by applicable laws.  Additionally, if an Eligible Employee is subject to withholding for taxes related to any non-Plan benefits, the Company may offset any severance payments under the Plan by the amount of such withholding taxes.

Section 9.                                          REEMPLOYMENT.

In the event of an Eligible Employee’s reemployment by the Company or an affiliate of the Company during the period of time in respect of which severance benefits pursuant to Sections 3(a) and 3(b) have been paid, the Company, in its sole and absolute discretion, may require such Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

Section 10.                                   RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)                                 Exclusive Discretion.  The Plan Administrator (as defined in Section 13(a) herein) shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b)                                 Amendment or Termination.  The Company reserves the right to amend or terminate this Plan (including Appendix A) or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall adversely affect the right to any unpaid benefit of any Eligible Employee whose termination date has occurred prior to amendment or termination of the Plan.  In addition, following a Change of Control, no such amendment or termination may adversely affect the benefits to which an employee would become entitled under the Plan as an Eligible Employee upon a Covered Termination if the Plan had not been so amended or terminated, without the consent of the affected employee.  Furthermore, no such amendment or termination may adversely affect the benefits to which a Company officer would become entitled under the Plan as an Eligible Employee upon a Covered Termination if the Plan had not been so amended or terminated, without the consent of such affected officer.  Any action amending or terminating the Plan must be approved by the Board or a duly authorized committee thereof and evidenced by a writing executed by the Chief Executive Officer or Chief Financial Officer of the Company.

Section 11.                                   NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 12.                                   LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California (without regard to principles of conflict of laws).

Section 13.                                   CLAIMS, INQUIRIES AND APPEALS.

(a)                                 Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  Communications to the Plan Administrator should be addressed to:

Optimer Pharmaceuticals, Inc.

Attn:  Human Resources

101 Hudson Street , Suite 3501
Jersey City, NJ 07302

(b)                                 Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice  of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)                                 the specific reason or reasons for the denial;

(2)                                 references to the specific Plan provisions upon which the denial is based;

(3)                                 a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)                                 an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)                                  Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

Optimer Pharmaceuticals, Inc.

Attn:  Human Resources

101 Hudson Street , Suite 3501
Jersey City, NJ 07302

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)                                 Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)                                 the specific reason or reasons for the denial;

(2)                                 references to the specific Plan provisions upon which the denial is based;

(3)                                 a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)                                 a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)                                  Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)                                   Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 13(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 13(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to a applicant’s claim or appeal within the relevant time limits specified in this Section 13, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 14.                                   BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.  An Eligible Employee’s right to receive payments under the Plan is no greater than that of the Company’s unsecured general creditors.  Therefore, if the Company were to become insolvent, the Eligible Employee might not receive benefits under the Plan.

Section 15.                                   OTHER PLAN INFORMATION.

(a)                                 Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 33-0830300.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 511.

(b)                                 Ending Date for Plan’s Fiscal Year and Type of Plan.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.  The Plan is a welfare benefit plan.

(c)                                  Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is:

Optimer Pharmaceuticals, Inc.

Attn:  Human Resources

101 Hudson Street , Suite 3501
Jersey City, NJ 07302

(d)                                 Plan Sponsor and Administrator.  The Plan Sponsor and the “Plan Administrator” of the Plan is:

Optimer Pharmaceuticals, Inc.

Attn:  Human Resources

101 Hudson Street , Suite 3501
Jersey City, NJ 07302

The Plan Sponsor’s and Plan Administrator’s telephone number is (201) 492-9208.  The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 16.                                   STATEMENT OF ERISA RIGHTS.

Participants in this Plan are entitled to certain rights and protections under ERISA.  If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)                                 Receive Information About Your Plan and Benefits

(1)                                 Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)                                 Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description.  The Administrator may make a reasonable charge for the copies; and

(3)                                 Receive a summary of the Plan’s annual financial report, if applicable.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b)                                 Prudent Actions by Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)                                  Enforce Your Rights.  If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules as set forth in detail in Section 13 herein.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court and you are not required to follow the claims procedure set forth in Section 13 herein.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have completed the claims and appeals procedure described in Section 11 and have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)                                 Assistance with Your Questions.  If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or accessing its website at http://www.dol.gov/ebsa/.

Section 17.                                   GENERAL PROVISIONS.

(a)                                 Notices.  Any notice, demand or request required or permitted to be given by either the Company or an Eligible Employee pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 15(d) and, in the case of an Eligible Employee, at the address as set forth in the Company’s employment file maintained for the Eligible Employee as previously furnished by the Eligible Employee or such other address as a party may request by notifying the other in writing.

(b)                                 Transfer and Assignment.  The rights and obligations of an Eligible Employee under this Plan may not be transferred, assigned or alienated.  This Plan shall be binding upon any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)                                  Waiver.  Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan.  The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(d)                                 Severability.  Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e)                                  Section Headings.  Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

Section 18.                                   EXECUTION.

To record the amendment and restatement of the Plan as set forth herein, and approved by the Board effective as of February 26, 2013, Optimer Pharmaceuticals, Inc. has caused its duly authorized officer to execute the same this 19th day of March, 2013.

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ Henry A. McKinnell

Title:	Chief Executive Officer

APPENDIX A

OPTIMER PHARMACEUTICALS, INC. SEVERANCE BENEFIT PLAN

BENEFITS FOR ELIGIBLE EMPLOYEES

Certain capitalized terms not specifically defined in this Appendix A are defined in the Plan.

Severance benefits to be provided to Eligible Employees under the Optimer Pharmaceuticals, Inc. Amended and Restated Severance Benefit Plan (the “Plan”) who are terminated pursuant to a Covered Termination.

1.                                      Conditions to Receipt of Benefits:  Subject to the exceptions set forth in Section 2(b) of the Plan, the Eligible Employee must meet all the requirements set forth in Sections 2(a) and 7(a) of the Plan, including, without limitation, executing a general waiver and release in substantially the form attached to the Plan as Exhibit A, Exhibit B or Exhibit C, as appropriate (the “Release”), within the applicable time period set forth therein and permit such release to become effective in accordance with its terms.  The Company, in its sole discretion, may modify the form of the required general waiver and release to comply with applicable law, and may incorporate such waiver and release into a termination agreement or other agreement with the Eligible Employee.

2.                                      Regular Covered Termination Severance Benefits.  Eligible Employees that are terminated in a Covered Termination that occurs either prior to, or more than 12 months following, a Change of Control, shall receive the benefits set forth in this Section 2.

(a)                                 Base Salary Continuation Benefit.  Eligible Employees shall be entitled to receive continued Base Salary payments for the time period following a Covered Termination as set forth below next to the respective Eligible Employees’ position in effect at the time of the Covered Termination.

Position	Base Salary Continuation Period

Chief Executive Officer	24 months

Company Officers	15 months

Senior Vice Presidents and Vice Presidents	12 months

All Director levels, Managers, and Non-Managerial Staff with annual Base Salary in excess of $100,000	2 weeks, plus 2 weeks for each Year of Service, up to a maximum of 36 weeks

Non-Managerial Staff with annual Base Salary of $100,000 or less	2 weeks, plus 1 week for each Year of Service, up to a maximum of 26 weeks

(b)                                 Continued Group Health Plan Benefits.  If the Eligible Employee was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company or an affiliate of the Company immediately prior to termination, the Eligible Employee may be eligible to continue coverage under such group health plan (or to convert to an individual policy), at the time of the Eligible Employee’s termination of employment, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The Company will notify the Eligible Employee of any such right to continue such coverage at the time of termination pursuant to COBRA.  No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment, if any, of applicable insurance premiums, or waiver of any cost of coverage under any self-funded group health plan, will be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payment required under COBRA.  Therefore, the period during which an Eligible Employee may elect to continue the Company’s or its affiliate’s group health plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation to pay insurance premiums that the Company pays, if any, or, with respect to a self-funded plan, any obligation to pay the cost of coverage to the Company that the Company waives, if any) will be applied in the same manner that such rules would apply in the absence of this Plan.

If an Eligible Employee timely elects continued coverage under COBRA, the Company shall pay the full amount of the Eligible Employee’s COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of the Eligible Employee for the Eligible Employee’s continued coverage under the Company’s group health plans, including coverage for the Eligible Employee’s eligible dependents, for a number of months following the Eligible Employee’s termination of employment as set forth below next to the respective Eligible Employee’s position in effect at the time of the Covered Termination (such applicable period of months, the “COBRA Payment Period”); provided, however, that no such premium payments shall be made, and no coverage shall be provided under any self-funded group health plan, following the effective date of the Eligible Employee’s coverage by a group health plan of a subsequent employer.  Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a group health plan of a subsequent employer.  Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, the Eligible Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the COBRA period.

For purposes of this Section 2(b), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

Position	Months of Continued Group Health Benefits

Chief Executive Officer	24 Months

Company Officers	15 Months

Senior Vice Presidents and Vice Presidents	12 Months

All Director levels, Managers, and Non-Managerial Staff with annual Base Salary in excess of $100,000	None

Non-Managerial Staff with annual Base Salary of $100,000 or less	None

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring additional financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay the Eligible Employee a taxable cash amount, which payment shall be made regardless of whether the Eligible Employee or the Eligible Employee’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”).  The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer.  The Health Care Benefit Payment shall be equal to  the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Payment Period, or (ii) the date the Eligible Employee voluntarily enrolls in a health insurance plan offered by another employer or entity.

(c)                                  Vesting Acceleration for Non-Performance Vesting Equity Awards.  All Non-Performance Vesting Equity Awards granted by the Company to the Eligible Employee (determined as of the date of the Eligible Employee’s Covered Termination) shall be subject to accelerated vesting, if any, for the time period or to the extent set forth below next to the Eligible Employee’s respective position.  If such accelerated vesting is with respect to less than 100% of the Equity Award such acceleration shall be determined in accordance with the vesting schedule applicable to such Equity Award as if the Eligible Employee had been employed for the additional period of time indicated next to the Eligible Employee’s position as of the date of his or her Covered Termination.

Position	Time Period or Extent of Vesting Acceleration for Non-Performance Vesting Equity Awards

Chief Executive Officer	24 months

Company Officers	15 months

Senior Vice Presidents and Vice Presidents	12 months

All Director levels, Managers, and Non-Managerial Staff with annual Base Salary in excess of $100,000	None

Non-Managerial Staff with annual Base Salary of $100,000 or less	None

3.                                      Change of Control Covered Termination Severance Benefits.  Eligible Employees that are terminated in a Covered Termination that occurs upon or within twelve (12) months following a Change of Control, shall receive the benefits set forth in this Section 3.

(a)                                 Base Salary Continuation Benefit.  Eligible Employees shall be entitled to receive continued Base Salary payments for the time period following a Covered Termination as set forth below next to the respective Eligible Employees’ position in effect at the time of the Covered Termination.

Position	Base Salary Continuation Period

Chief Executive Officer	24 months

Company Officers	18 months

Senior Vice Presidents and Vice Presidents	12 months

All Director levels, Managers, and Non-Managerial Staff with annual Base Salary in excess of $100,000	3 months, plus 2 weeks for each Year of Service, up to a maximum of 36 weeks

Non-Managerial Staff with annual Base Salary of $100,000 or less	3 months, plus 1 week for each Year of Service, up to a maximum of 26 weeks

(b)                                 Bonus Payments.  Any bonus payment pursuant to this Section  shall be in a single lump sum to be paid within ten (10) days following the later of: (i) the effective date of the Release, or (ii) the Change of Control.  The Company shall pay to each Eligible Employee the indicated percentage of such Eligible Employee’s Bonus as set forth below next to the respective Eligible Employee’s position in effect at the time of the Covered Termination:

Position	Bonus Percentage

Chief Executive Officer	200%

Company Officers	150%

Senior Vice Presidents and Vice Presidents	100%

All Director levels, Managers, and Non-Managerial Staff with annual Base Salary in excess of $100,000	0%

Non-Managerial Staff with annual Base Salary of $100,000 or less	0%

(c)                                  Continued Group Health Plan Benefits.  If the Eligible Employee was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company or an affiliate of the Company immediately prior to termination, the Eligible Employee may be eligible to continue coverage under such group health plan (or to convert to an individual policy), at the time of the Eligible Employee’s termination of employment, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The Company will notify the Eligible Employee of any such right to continue such coverage at the time of termination pursuant to COBRA.  No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment, if any, of applicable insurance premiums, or waiver of any cost of coverage under any self-funded group health plan, will be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payment required under COBRA.  Therefore, the period during which an Eligible Employee may elect to continue the Company’s or its affiliate’s group health plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation to pay insurance premiums that the Company pays, if any, or, with respect to a self-funded plan, any obligation to pay the cost of coverage to the Company that the

                                                Company waives, if any) will be applied in the same manner that such rules would apply in the absence of this Plan.

If an Eligible Employee timely elects continued coverage under COBRA, the Company shall pay the full amount of the Eligible Employee’s COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of the Eligible Employee for the Eligible Employee’s continued coverage under the Company’s group health plans, including coverage for the Eligible Employee’s eligible dependents, for a number of months following the Eligible Employee’s termination of employment as set forth below next to the respective Eligible Employees’ position in effect at the time of the Covered Termination (such applicable monthly period, the “COBRA Payment Period”); provided, however, that no such premium payments shall be made, and no coverage shall be provided under any self-funded group health plan, following the effective date of the Eligible Employee’s coverage by a group health plan of a subsequent employer.  Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a group health plan of a subsequent employer.  Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, the Eligible Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the COBRA period.

For purposes of this Section 3(c), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Eligible Employee under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

Position	Months of Continued Group Health Benefits

Chief Executive Officer	24 Months

Company Officers	18 Months

Senior Vice Presidents and Vice Presidents	12 Months

All Director levels, Managers, and Non-Managerial Staff with annual Base Salary in excess of $100,000	Continued during severance

Non-Managerial Staff with annual Base Salary of $100,000 or less	Continued during severance

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring additional financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay the Eligible Employee a taxable cash amount, which payment shall be made regardless of whether the Eligible Employee or the Eligible Employee’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”).  The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer.  The Health Care Benefit Payment shall be equal to  the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Payment Period, or (ii) the date the Eligible Employee voluntarily enrolls in a health insurance plan offered by another employer or entity.

(d)                                 Equity Vesting Acceleration.

(1)                                 Vesting Acceleration for Non-Performance Vesting Equity Awards.  All Non-Performance Vesting Equity Awards granted by the Company to the Eligible Employee (determined as of the date of the Eligible Employee’s Covered Termination) shall be subject to 100% immediate accelerated vesting.

(2)                                 Any Performance Vesting Equity Awards (determined as of the date of the Eligible Employee’s Covered Termination) shall be subject to 100% immediate accelerated vesting as if each of the target goals had been achieved to the maximum extent possible.

4.                                      Time and Form of Base Salary Continuation Payments.  Subject to the provisions of Section 4 of the Plan, all Base Salary continuation payments shall be paid in accordance with the Company’s standard payroll practices, and shall commence with the first payroll period following the effective date of the Release.  The Company will pay the Eligible Employee the Base Salary continuation severance benefits the Eligible Employee would otherwise have received under the Plan on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Base Salary continuation severance benefits being paid as originally scheduled.

5.                                      Reductions Pursuant to Section 3(c) of the Plan.  The severance benefits set forth in this Appendix A are subject to certain reductions under Section 3(c) of the Plan.

6.                                      Amendment of Appendix A.  The foregoing severance benefits are subject to such change as the Company, pursuant to Section 10(b) of the Plan, may determine in its sole and absolute discretion.  Any such change in severance benefits shall be set forth in a revised version of this Appendix A.

For Employees Age 40 or Older

Individual Termination

EXHIBIT A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Optimer Pharmaceuticals, Inc. Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my proprietary information agreement with the Company.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or its affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, or its affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in

A-1

any way to release the Company or its affiliates from its obligation to indemnify me pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

EMPLOYEE

Name:

Date:

A-2

For Employees Age 40 or Older

Group Termination

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Optimer Pharmaceuticals, Inc. Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my proprietary information agreement with the Company.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or its affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, or its affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in any way to release the Company or its affiliates from its obligation to indemnify me pursuant to agreement or applicable law.

B-1

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an office of the Company; (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release; and (f) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me.

EMPLOYEE

Name:

Date:

B-2

For Employees Under Age 40

Individual and Group Termination

EXHIBIT C

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Optimer Pharmaceuticals, Inc. Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my proprietary information agreement with the Company.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or its affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, or its affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); provided, however, that nothing in this paragraph shall be construed in any way to release the Company or its affiliates from its obligation to indemnify me pursuant to agreement or applicable law.

C-1

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

EMPLOYEE

Name:

Date:

C-2